Exhibit 4.29

(for change of due date and repayment method)

Contract Modification Certificate

Customer’s Copy

Resona Bank

Debtor

Yoshitsu Co., Ltd.

Joint guarantor

Mei Kanayama

Article 1

The Debtor has agreed to the following modification of the due date and repayment method of the February 26, 2024 A.D. Loan Agreement Certificate

Article 2

(hereinafter referred to as the “Original Agreement”).

I hereby confirm that I have only entered into a Modification Agreement with respect to the following matters, and that all other terms and conditions of the Original Agreement (including the Modification Agreement, the same applies hereinafter) shall apply.

Article 3

The Joint Guarantors and the Security Guarantor hereby acknowledge and agree to be bound by the terms and conditions of the Original Agreement and this Amendment Agreement

(Before Change)

Repayment Method Repayment of 200,000,000 yen shall be made on the due date.

Repayment Date June 28, 2024 A.D.

(After change)

Repayment Method Repay 200,000,000 yen on the due date.

Repayment Date December 30, 2024 A.D.

Thereafter

I have received an explanation of the contents of the Deed of Agreement and a copy of the Appendix.